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INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                Exhibit 12

                                          FISCAL YEAR ENDED SEPTEMBER
                                    --------------------------------------
                                     1996    1995    1994    1993    1992
                                    ------  ------  ------  ------  ------
                                         (in thousands except ratios)
Income Before Income Taxes . . . . $33,631 $26,623 $26,172 $18,301 $ 8,424
Fixed Charges  . . . . . . . . . .  35,426  30,555  22,306  21,645  21,450
Less Capitalized Interest  . . . .  (2,370) (1,762)   (888)   (251)   (300)
                                   ------- ------- ------- ------- -------

     Total Earnings  . . . . . . . $66,687 $55,416 $47,590 $39,695 $29,574
                                   ======= ======= ======= ======= =======


Fixed Charges
  Interest Expense . . . . . . . . $28,969 $24,740 $17,296 $17,285 $16,196
  Capitalized Interest . . . . . .   2,370   1,762     888     251     300
  Amortization of Debt Expense . .     173     121     117     118     120
  1/3 of Rent Expense  . . . . . .   3,914   3,932   4,005   3,991   4,834
                                   ------- ------- ------- ------- -------

     Total Fixed Charges . . . . . $35,426 $30,555 $22,306 $21,645 $21,450
                                   ======= ======= ======= ======= =======


Ratio of Earnings to Fixed
  Charges  . . . . . . . . . . . .     1.9x    1.8x    2.1x    1.8x    1.4x
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